Exhibit 10.32 Promissory Note, dated April 29, 2003, issued by Enhance Biotech, Inc. to Buddy Young

                                 PROMISSORY NOTE

US$200,000.00                                         New York, New York
                                                      Dated: April  __, 2003

      FOR VALUE RECEIVED consisting of consulting services rendered for which payment is due, the undersigned ("Obligor") promises to pay to the order of MR. BUDDY YOUNG ("Payee") the aggregate principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), plus interest, on the terms and conditions that follow.

      1. Principal Payments. Payments of the principal amount of this Promissory Note shall be made as follows:

Amount of Principal Payment               Date Payment Due

US$ 5,000               May 1st, 2003
US$ 5,000               June 1, 2003
US$ 5,000               July 1, 2003
US$ 5,000               August 1, 2003
US$ 5,000               September 1, 2003
US$ 5,000               October 1, 2003
US$60,000               November, 1 2003
US$ 8,000               December 1, 2003
US$ 8,000               January 1, 2004
US$ 8,000               February 1, 2004
US$ 8,000               March 1, 2004

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US$ 8,000               April 1, 2004
US$ 8,000               May 1, 2004
US$ 8,000               June 1, 2004
US$ 8,000               July 1, 2004
US$ 8,000               August 1, 2004
US$ 8,000               September 1, 2004
US$ 8,000               October 1, 2004
US$ 8,000               November 1, 2004
US$14,000               December 1, 2004

      2. Interest. The Note shall accrue interest on the unpaid principal amount from time to time outstanding hereunder from the date hereof until all principal has been repaid in full at an annual rate equal to two percent (2%) per annum. Every payment of principal under this Promissory Note shall be made with payment of all accrued but unpaid interest on such principal. Interest shall be computed on the basis of a three hundred sixty (360) day year, for the actual number of days elapsed.

            A. Any amount of principal hereunder which is not paid when due and, to the extent permitted by applicable law, any overdue interest shall bear interest at a rate per annum equal to the rate set forth in Section 2 hereof plus three percent (3%) from five (5) days after the due date thereof (whether at the stated maturity, by acceleration, or otherwise) until paid or reimbursed in full (after as well as before judgment), payable on demand.

            B. In no event shall interest charged under this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Payee has received interest and/or other payments hereunder, or in connection with the loan evidenced by this Note in excess of the highest rate permissible, the Payee shall promptly refund such excess interest to the Obligor. Such refund may be credited as a reduction against unpaid principal.

      3. Location of Payments; Certain Payment Dates. All payments (including optional prepayments under section 3 hereof) to be made by the Obligor under this Note shall be made not later than 5:00 p.m. Pacific Time, on the due date, at 17337 Ventura Boulevard, Suite 224, Encino, CA 91316, or at such other place or to such account as the Payee may designated to the Obligor in writing, in lawful money of the United States of America and in immediately available funds. Payments received by Payee after 5:00 p.m., Pacific Standard Time, will be deemed to be received on the next business day. If any such payment becomes due and payable on a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York or in the State of California are authorized by law or regulation to close or are closed for business (a "Business Day"), such due date shall be extended to the next succeeding business day and, with respect to interest-bearing payments, interest shall continue to accrue at the applicable rate during such extension and shall be payable on such due date as so extended. Any payments made hereunder shall be applied first against costs and expenses due hereunder; then against default interest if any; then against interest due on the loan evidenced by this Note then outstanding; and thereafter against the principal amount of the loan due and payable.

      4. Prepayment. This Promissory Note may be prepaid in full (but not in part) at any time without premium or penalty, provided that any such prepayment is made together with accrued interest to the date of such prepayment on the amount prepaid.

      5. Certain Waivers. The undersigned Obligor waives demand, presentment, notice of non-payment and notice of dishonor. No delay or omission on the part of the Payee in exercising any right or remedy hereunder or with respect hereto shall operate as waiver of such right or remedy or of any other right or remedy hereunder or with respect hereto. Waiver on any one occasion by Payee shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

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      6. Default. Upon the occurrence of any one or more of the following events, the Payee can declare a "Default" upon written notice to the Obligor:

            A. the Obligor shall fail to pay any principal or interest on this Note when due, whether at maturity, by notice of prepayment or otherwise, and such failure shall continue for five (5) business days after the the Obligor shall have received written notice from Payee of such default;

            B. the Obligor shall fail to pay any money due under any other agreement or document evidencing, securing, guaranteeing or otherwise relating to indebtedness of the Obligor for borrowed money and such failure has a material adverse effect on Obligor's financial condition, and such condition shall continue for five (5) business days after the Obligor shall have received written notice from the Payee of such default, the Payee may, upon two (2) business days' written written notice to the Obligor, declare the unpaid principal of and all accrued interest (but not any additional interest provided for but not yet then due under Section ___ (__) payable under this Note to be immediately due and payable, whereupon the same shall be and become immediately due and payable;

            C. the breach of any covenants made herein by the Obligor, and such failure shall continue for five (5) business days after the the Obligor shall have received written notice from Payee of such default; or,

            D. The failure to complete the "Private Placement" (as such term is defined in the Acquisition Agreement by and between Becor Communications, Inc. and Enhance LifeSciences, Inc., dated as of February __, 2003 (the "Acquisition Agreement")), as required by the Acquisition Agreement on or before the date with is six (6) months after the "Closing" (as defined in the Acquisition Agreement).

      7. Remedies. In the event that the Obligor declares a Default pursuant to
Section 6 of this Promissory Note, and such Default shall not have been cured as provided herein, the Payee, at the Payee's option, may do the following:

            (a) The Payee shall have the right, upon five (5) days written notice to the Obligor, to accept the resignations of Payee's then current Board of Directors and to exercise the proxies given to Payee by shareholders of Obligor to nominate and elect natural persons to fill the vacancies on the Obligor's Board of Directors which were created by such resignations and to nominate and elect such other members of the Board of Directors as Payee may desire such that Payee's designees shall constitute the entire membership of the Obligor's Board of Directors.

            (b) If the Payee should exercise the right described in sub-paragraph (a) above, the Payee's exercise of such right shall be conditionedl upon the Payee complying, and causing the Obligor to comply, with sub-paragraphs (c) and (d) of this Section as promptly as practicable, time being of the essence, and taking no other actions, and permitting Obligor to take no other actions in respect of Obligor or its business or assets, until the actions set forth in sub-paragraphs (c) and (d) are completed, except for such actions as .are necessary in the reasonable opinion of Payee to preserve Obligor and its business.

            (c) If the Payee should exercise the right described in sub-paragraph (a) above, the Payee shall cause the Obligor, as promptly as practicable, to effect the spin-off of all of the stock of the Enhance Lifesciences, Inc. subsidiary (which company shall include all of its business and assets as acquired by the Obligor pursuant to the Acquisition Agreement and no liabilities or obligations other than those incurred by Obligor and Enhance Lifesciences, Inc. prior to the exercise of the Payee's rights pursuant to
Section 7(a) of this Promissory Note) on a pro-rata basis to the shareholders of Enhance Lifesciences, Inc. as they existed immediately prior to the signing of the Acquisition Agreement, provided, however, that the original shareholders of "BCI" (as such term is defined in the Acquisition Agreement), as the same were constituted immediately prior to the consummation of the Closing under the Acquisition Agreement, shall retain an aggregate shareholding of 10% in Enhance Lifesciences, Inc. upon the spin-off and the original shareholders of Enhance Lifesciences, Inc., as the same were constituted immediateloy prior to the consummation of the Closing under the Acquisition Agreement, shall retain an aggregate shareholding of 90% in Enhance Lifesciences, Inc. upon the spin-off.

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            (d) It is understood and agreed that upon completion of the spin-off referred to in sub-paragraph (c) above, the Payee may cause the Obligor to effect a reverse split of the stock of the Obligor and capitalization of the remaining balance of this Promissory Note on such terms and conditions as the Payee may deem to be reasonable and in the best interests of "BCI" following the spin-off of Enhance Lifesciences, Inc., provided, however, that following any initial reverse split, "BCI" and/or Payee shall cause "BCI" to issue that number of shares necessary to provide the shareholders of Enhance Lifesciences, Inc. as they existed immediately prior to the signing of the Acquisition Agreement and on a pro-rata basis, with an aggregate total of not less than ten percent (10%) of the issued and outstanding shares of "BCI" immediately following such reverse split.

      8. Assignment. All covenants, agreements and undertakings in this Promissory Note are binding upon the Obligor and the Payee and shall bind and inure to the benefit of their permitted successors and permitted assigns. Notwithstanding the foregoing, in no event may Payee assign this Promissory Note, or any interest herein, without the prior written consent of Obligor.

      9. Governing Law; Jurisdiction and Venue. This AGREEMENT is governed by and shall be construed in accordance with the internal laws of the State of California without reference to its rules as to conflicts of law and each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Central District of California, for the purposes of any proceeding arising out of or relating to this AGREEMENT, any other transaction contemplated hereby or thereby, provided, however, that in the event the United States District Court refuses to accept jurisdiction over the dispute, then the matter shall be submitted to the exclusive jurisdiction of the Superior Court in and for the County of Los Angeles, State of California, and it related courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any proceeding.

      10. Waiver of Jury Trial. THE PAYEE AND THE OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS PROMISSORY NOTE.

      11. Expenses and Fees. All fees, costs and expenses of every kind and nature, including but not limited to the reasonable attorneys' fees and legal expenses, incurred by Payee in connection with the collection, administration, or enforcement of its rights under this Promissory Note or in defending or prosecuting any actions or proceedings arising out of or related to any amounts due to Payee under this Promissory Note shall be borne and paid by the Obligor upon written demand by the Payee delivered with appropriate supporting documentation and, until paid, shall be added to the amounts due hereunder and bear interest at the rate of interest applicable to payments of principal under this Promissory Note; provided, that Payee shall be entitled to no such reimbursement in the event and to the extent that any such claim or action shall be determined in favor of Obligor.

      12. Third Party Beneficiaries. To the extent of enforcing the provisions of Section 7 of this Promissory Note pertaining to the spin-off of Enhance Lifesciences, Inc. and the limitation on reverse stock splits and capitalization of this Promissory Note, Lee Cole, as representative of the shareholders of Enhance Lifesciences, Inc. (as the same shall have been constituted immediately prior to the consummation of the Closing) shall be deemed to be the third party beneficiary entitled to enforce those provisions of this Promissory Note.

             [the balance of this page is intentionally left blank]

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      13. Entire Agreement. This Promissory Note sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof, superseding and replacing any agreement or understanding that may have existed between the parties prior to the date hereof in respect to such subject matter.

            IN WITNESS WHEREOF, this Promissory Note has been executed and delivered on the date first specified above by the duly authorized representative of the Obligor.

                                    ENHANCE LIFESCIENCES, INC.


                                    _________________________

                              By:   Name:____________________

                                    Title:  President